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For information, contact: Tom Gelston, Director Investor Relations at (203) 222-5943

TEREX TO PRESENT AT CITIGROUP SMALL & MID-CAP CONFERENCE

WESTPORT, CT, March 10, 2006 – Terex Corporation (NYSE: TEX) today announced that it will participate in the Citigroup Small & Mid-Cap Conference at the Four Seasons Hotel located in Las Vegas, Nevada on Tuesday, March 14, 2006. The meeting will include a presentation by Chuck Snavely, Vice President Finance, Treasury and Risk Management, and Tom Gelston, Director of Investor Relations.

A live webcast of this presentation can be accessed on Tuesday, March 14, 2006 at 2:25 PM (PST) on the Terex Corporation website, www.terex.com, under the Investor Relations section. Additionally, a slide presentation from the conference will be available beginning on Tuesday, March 14, 2006 on the Terex website under the Investor Relations section.

Listeners should go to this site at least 15 minutes before this event to download and install any necessary audio software. For those unable to listen to the live broadcast, a replay will be available for 90 days by accessing the above address. There is no charge to access the event.

Terex Corporation is a diversified global manufacturer with 2005 revenue of approximately $6.4 billion. Terex operates in five business segments: Terex Construction, Terex Cranes, Terex Aerial Work Platforms, Terex Materials Processing & Mining, and Terex Roadbuilding, Utility Products and Other. Terex manufactures a broad range of equipment for use in various industries, including the construction, infrastructure, quarrying, recycling, surface mining, shipping, transportation, refining, utility and maintenance industries. Terex offers a complete line of financial products and services to assist in the acquisition of Terex equipment through Terex Financial Services. More information on Terex can be found at www.terex.com.

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Terex Corporation

500 Post Road East, Suite 320, Westport, Connecticut 06880

Telephone: (203) 222-7170, Fax: (203) 222-7976, www.terex.com